NSAR ITEM 77C


Van Kampen American Capital Prime Rate Income Trust


(a)   A Special Meeting of Shareholders was held on October 23,1996.

(b) The election of Trustees of Van Kampen American Capital Prime Rate Income Trust (the "Fund") included:

      None

(c)   The following were voted on at the meeting:

      1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

            For  33,443,125          Against      4,303,195

      4) Approval of the selection of KPMG Peat Marwick LLP as Independent Auditors.

            For  278,838,120         Against      1,338,011

                                 NSAR ITEM 77C


Van Kampen American Capital Prime Rate Income Trust


(a)   A Special Meeting of Shareholders was held on July 9,1997.

(b) The election of Trustees of Van Kampen American Capital Prime Rate Income Trust (the "Fund") included:

      None

(c)   The following were voted on at the meeting:

      1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

            For  461,708,052         Against    12,272,938

      2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

            For  302,236,461         Against    15,851,273